SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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☒	Preliminary Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TUCOWS INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TUCOWS INC.

96 Mowat Avenue

Toronto, Ontario, Canada M6K 3M1

Dear Fellow Shareholder:

You are cordially invited to attend the Special Meeting of Shareholders of Tucows Inc. to be held at the offices of the company, 96 Mowat Avenue, Toronto, Ontario, M6K 3M1, Canada, on            , 2013, at 4:30 p.m. (local time).

The accompanying Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented and voted on at the Special Meeting.

It is important that your shares be represented at the Special Meeting, whether or not you attend the Special Meeting and regardless of the number of shares you own. Whether or not you plan to attend, you can ensure that your shares are represented and voted at the Special Meeting in accordance with your instructions by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by voting your shares over the phone or Internet. You can revoke your proxy at any time before the Special Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 2 of this proxy statement. If you decide to attend the Special Meeting and wish to change your proxy vote, you may do so by voting in person at the Special Meeting.

Your vote is very important. We look forward to seeing you on               , 2013.

Sincerely,
Elliot Noss President and Chief Executive Officer

TUCOWS INC.

96 Mowat Avenue

Toronto, Ontario, Canada M6K 3M1

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On               , 2013

The Special Meeting of Shareholders (the “Special Meeting”) of Tucows Inc. will be held at the offices of the company, 96 Mowat Avenue, Toronto, Ontario, M6K 3M1, Canada, on               , 2013, at 4:30 p.m. (local time), for the following purposes.

1.

To approve an amendment (the “Reverse Stock Split Amendment”) to the Company’s Fourth Amended and Restated Articles of Incorporation to implement a reverse stock split, within a range from 1-for-3 to 1-for-6 at any time prior to January 31, 2014, with the exact ratio of the reverse stock split to be determined by the Board of Directors of the Company at its sole discretion.

2.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponements thereof.

The holders of our common stock of record at the close of business on              , 2013 (the “Record Date”), are entitled to notice of and to vote at the Special Meeting, or any adjournment or postponements thereof. Your vote is important. Whether or not you plan to attend the Special Meeting, we encourage you to read our proxy statement and vote as soon as possible. As Tucows’ shareholders, you should have received the formal Notice of Internet Availability of Proxy Materials (the “Availability Notice”) in the mail. If you did not receive the card in the mail, contact our Investor Relations at (416) 538-5493.

We will make available at the Special Meeting a complete list of the shareholders entitled to vote at the Special Meeting, and you may examine the list for any purpose relating to the Special Meeting.

If the Special Meeting cannot be organized because a quorum is not present, the shareholders present and entitled to vote at such meeting will have the power, except as otherwise provided by statute, to adjourn the Special Meeting to such time and place as they may determine. If the Special Meeting is adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum, the shareholders entitled to vote and present, in person or by proxy, at any subsequent adjournment of the Special Meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of approving the Reverse Stock Split Amendment.

As part of our efforts to cut unnecessary expenses and conserve the environment, Tucows has elected to provide Internet access to the proxy statement and annual report rather than mailing paper reports. This reduces postage and printing expenses and paper waste. We are sending the Availability Notice to our shareholders on or about             , 2013. All shareholders will have the ability to access the proxy materials on the Internet. Shareholders will also have the ability to request a printed set of the proxy materials. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Availability Notice.

Michael Cooperman

Chief Financial Officer and Secretary

             , 2013

 Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting of Shareholders to Be Held on               , 2013:

Your vote is important. Please vote by using the Internet, vote by telephone or sign and return the enclosed proxy card as soon as possible to ensure your representation at the Special Meeting. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation. Each proxy granted may be revoked by the shareholder appointing such proxy at any time before it is voted. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy should be voted.

We are furnishing proxy materials to you on the Internet. No printed materials will be available unless you specifically request them by following the instructions in the “Notice of Internet Availability of Proxy Materials.” The Notice of Internet Availability will also instruct you as to how you may vote your proxy.

This proxy statement is available at: http://tucowsinc.com/investors/filings.php for viewing, downloading and printing.

 TUCOWS INC.

96 Mowat Avenue

Toronto, Ontario, Canada M6K 3M1

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the board of directors, or the “Board,” of Tucows Inc., a Pennsylvania corporation, referred to herein as the “Company,” “Tucows,” “we,” “us” or “our,” of proxies to be voted at our Special Meeting of shareholders to be held on               , 2013, at the offices of the company, 96 Mowat Avenue, Toronto, Ontario, M6K 3M1, Canada, at 4:30 p.m. (local time), and at any adjournment or postponements thereof. The holders of record of our common stock, no par value per share, as of the close of business on               , 2013 (the “Record Date”), will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponements thereof. As of the Record Date, there were               shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one (1) vote on any matter presented at the Special Meeting.

The Special Meeting will be held to for the following purposes.

1.

To approve an amendment (the “Reverse Stock Split Amendment”) to the Company’s Fourth Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to implement a reverse stock split (the “Reverse Stock Split”) within a range from 1-for-3 to 1-for-6 at any time prior to January 31, 2014, with the exact ratio of the Reverse Stock Split to be determined by the Board at its sole discretion.

2.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponements thereof.

The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on the Reverse Stock Split Amendment shall constitute a quorum of the Special Meeting. Shares represented by a properly signed and returned proxy are considered present at the Special Meeting for purposes of determining a quorum, regardless of whether the holder of such shares or proxy withholds his, her or its vote or abstains. Broker non-votes also count as shares present at the Special Meeting for purposes of a quorum.

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal is required to approve the Reverse Stock Split Amendment. Abstentions and broker non-votes will have the same effect as voting against the proposal. Abstentions and broker non-votes are included in the shares present at the Special Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for purposes of determining whether Reverse Stock Split Amendment is approved.

If proxies in the accompanying form are properly voted and received, the shares of our common stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of our common stock represented by the proxies will be voted:

1.

FOR the approval the Reverse Stock Split Amendment to the Company’s Fourth Amended and Restated Articles of Incorporation to implement the Reverse Stock Split, within a range from 1-for-3 to 1-for-6, with the exact ratio of the Reverse Stock Split to be determined by the Board of Directors of the Company, to be effected at any time prior to January 31, 2014;

2.	In the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Special Meeting or any adjournment or postponements thereof.

Your vote is very important. All properly completed proxy cards delivered pursuant to this solicitation, whether via mail, telephone or the Internet, and not revoked will be voted at the Special Meeting in accordance with the directions given. You may vote in favor of, against, or you may abstain from, voting on the proposal. You should specify your respective choice on the proxy card. If you do not give specific instructions with regard to the matters to be voted upon, the shares of common stock represented by your completed proxy card will be voted in accordance with the board of directors’ recommendation. We strongly encourage you to submit your voting instructions and exercise your right to vote as a shareholder.

Any shareholder who has submitted a proxy may revoke it at any time before it is voted, by timely delivery of a later dated proxy (including a telephone or Internet vote), by delivering a written notice of your revocation addressed to and received by our Corporate Secretary at Tucows Inc., 96 Mowat Avenue Toronto, Ontario, Canada M6K 3M1 or by electing to vote in person at the Special Meeting. The mere presence at the Special Meeting of the person appointing a proxy does not, however, revoke the appointment.

On or about                , 2013, this proxy statement, together with the related proxy card, is being mailed to our shareholders of record as of the Record Date.

Our common stock is quoted on the NYSE MKT under the symbol “TCX” and on the Toronto Stock Exchange under the symbol “TC”. On September 23, 2013, the closing price for the common stock as reported by the NYSE AMEX was $2.44 per share.

PROPOSAL 1 – APPROVAL OF THE REVERSE STOCK SPLIT AMENDMENT

The Board is recommending that our shareholders approve the Reverse Stock Split Amendment to implement the Reverse Stock Split within a range from 1-for-3 to 1-for-6 at any time prior to January 31, 2014, with the exact ratio of the Reverse Stock Split to be determined by the Board at its sole discretion.

If approved by the shareholders as proposed, the Board would have the sole discretion to effect the amendment and Reverse Stock Split at any time prior to January 31, 2014, and to fix the specific ratio for the combination, provided that the ratio would be within a range from 1-for-3 to 1-for-6. The Board would also have the discretion to abandon the amendment prior to its effectiveness. The Board is hereby soliciting shareholder approval for the Reverse Stock Split Amendment.

If approved by our shareholders, the Reverse Stock Split proposal would permit (but not require) our Board to effect the Reverse Stock Split of our common stock at any time by a ratio of not less than 1-for-3 and not more than 1-for-6 with the specific ratio to be fixed within this range by our Board in its sole discretion. We believe that enabling the Board to fix the specific ratio of the Reverse Stock Split within the stated range will provide us with the flexibility to implement it in a manner designed to maximize the anticipated benefits for our shareholders. In fixing the ratio, the Board may consider, among other things, factors such as: the historical trading price and trading volume of our common shares; the number of common shares outstanding; the then-prevailing trading price and trading volume of our common shares; the anticipated impact of the Reverse Stock Split on the trading market for our common shares and prevailing general market and economic conditions.

The Reverse Stock Split, if approved by our shareholders, would become effective upon the filing of the Reverse Stock Split Amendment with the Department of State of the Commonwealth of Pennsylvania, or at the later time set forth in the Reverse Stock Split Amendment. The exact timing of the Reverse Stock Split Amendment will be determined by the Board based on its evaluation as to if and when such action will be the most advantageous to our Company and our shareholders. In addition, the Board reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to abandon the Reverse Stock Split Amendment and the Reverse Stock Split if, at any time prior to the effectiveness of the filing of the Reverse Stock Split Amendment with the Department of State of the Commonwealth of Pennsylvania, the Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our shareholders to proceed.

The proposed form of the Reverse Stock Split Amendment is attached as Appendix A to this proxy statement. Any amendment to our Articles of Incorporation to effect the Reverse Stock Split will include the Reverse Stock Split ratio fixed by the Board, within the range approved by our shareholders.

If the proposed Reverse Stock Split is implemented, then the number of issued and outstanding shares of our common stock would be reduced. The Reverse Stock Split will have no effect on our authorized shares of common stock, and the total number of authorized shares would remain the same as before the Reverse Stock split.

Purpose of Proposed Reverse Stock Split

The Board is proposing the Reverse Stock Split in order to reduce the number of issued and outstanding shares and to increase the per share trading value of our common stock. The Board believes that the Reverse Stock Split is desirable and should be approved by shareholders for a number of reasons, including, without limitation, the following:

●

A sufficiently large increase in the share price of our common stock, such as one that could result from the Reverse Stock Split, would put the Company in a better position to have our shares listed on the NASDAQ Stock Market LLC “NASDAQ”. We believe that listing on NASDAQ will increase our overall trading volume, market capitalization and liquidity and decrease volatility. To be eligible for listing on NASDAQ, we are required to meet the NASDAQ listing standards, which include, among other things, that our shares must meet a minimum closing price per share for a certain period of time;

●

If we are successful in maintaining a higher stock price, we believe it will improve the perception of our common stock as an investment security and will generate greater interest among professional investors and institutions in us;

●	The Reverse Stock Split would reduce the number of our outstanding shares to a level more appropriate for a company with our market capitalization;

●	The reverse split could decrease price volatility, as small price movements now cause relatively large percentage changes in our stock price; and

●

The Reverse Stock Split may help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with lower stock prices. Because of the trading volatility often associated with lower-priced stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

●

The reverse split could reduce shareholder transaction costs because investors would pay lower commission to trade a fixed dollar amount of our stock if our stock price were higher than they would if our stock price were lower.

●

If our share price increases sufficiently, we would be able to facilitate the implementation of a program with a financial institution under which our employees would be able to borrow funds to assist them, should the wish to hold the shares they acquire upon exercise of any stock options, with paying the exercise price and withholding taxes payable upon exercise. If we implement such a program, we will not be a party to any of the agreements between the financial institution and our employees;

You should consider that, although the Board believes that the Reverse Stock Split will in fact increase the price of our common stock, in many cases, because of variables outside of a company’s control (such as market volatility, investor response to the news of a proposed Reverse Stock Split and the general economic environment), the market price of a company's shares of common stock may in fact decline in value after the Reverse Stock Split.  You should also keep in mind that the implementation of the Reverse Stock Split does not have an effect on the actual or intrinsic value of our business or a shareholder's proportional ownership in our Company.  However, should the overall value of our common stock decline after the proposed Reverse Stock Split, then the actual or intrinsic value of the shares of our common stock held by you will also proportionately decrease as a result of the overall decline in value.

Potential Effects of the Proposed Reverse Stock Split

The immediate effect of the Reverse Stock Split would be to reduce the number of shares of our common stock outstanding and to increase the trading price of our common stock. Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

However, we cannot predict the effect of the Reverse Stock Split upon the market price of our common stock over an extended period, and in many cases, the market value of a company’s Common Stock following the Reverse Stock Split declines. We cannot assure you that the trading price of our common stock after the Reverse Stock Split will rise in inverse proportion to the reduction in the number of shares of our common stock outstanding as a result of the Reverse Stock Split. Also, we cannot assure you that the Reverse Stock Split would lead to a sustained increase in the trading price of our common stock. The trading price of our common stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

Examples of Potential Reverse Stock Split at Various Ratios. The table below provides examples of Reverse Stock Splits at various ratios up to 1-for-6:

Shares outstanding at	Reverse Stock Split Ratio	Shares outstanding	Reduction in
September 19, 2013		after Reverse Stock Split	Shares Outstanding
43,571,736	1-for-3	14,523,912	67%
43,571,736	1-for-4	10,892,934	75%
43,571,736	1-for-5	8,714,347	80%
43,571,736	1-for-6	7,261,956	83%

The resulting decrease in the number of shares of our common stock outstanding could potentially adversely affect the liquidity of our common stock, especially in the case of larger block trades.

Effects on Ownership by Individual Shareholders.  If we implement the Reverse Stock Split, the number of shares of our common stock held by each shareholder would be reduced by multiplying the number of shares held immediately before the Reverse Stock Split by the appropriate ratio and then rounding up to the nearest whole share. The Reverse Stock Split would not affect any shareholder's percentage ownership interest in our Company or proportionate voting power.

Effect on Options.  In addition, if we implement the Reverse Stock Split, we would adjust the number and value of all outstanding option grants under the terms of our 2006 Amended and Restated Equity Compensation Plan (the “2006 Plan”) or its predecessor, our 1996 Equity Compensation Plan entitling the holders to purchase shares of our common stock in accordance with the terms of our equity compensation plans. In particular, we would utilize the conversion ratio to reduce the number of shares of our common stock subject to each such outstanding option grant, and would increase the exercise price per share proportionately in accordance with the terms of each grant and based on the 1-for-3, up to 1-for-6 ratio of the Reverse Stock Split (i.e., the number of shares issuable under such securities would decrease by 67%, up to 83%, respectively, and the exercise price per share would be multiplied by 3, up to 6 times, respectively). These adjustments will result in approximately the same aggregate exercise price being required to be paid for all outstanding options upon exercise. Also, we would reduce the number of shares reserved for issuance and any maximum number of shares with respect to which grants may be made to any participant or in the aggregate under our existing 2006 Plan proportionately, based on the ratio of the Reverse Stock Split. A Reverse Stock Split would not otherwise affect any of the rights currently accruing to holders of our common stock or options exercisable for our common stock.

Other Effects on Outstanding Shares . If we implement the Reverse Stock Split, the rights pertaining to the outstanding shares of our common stock would be unchanged after the Reverse Stock Split. Each share of our common stock issued following the Reverse Stock Split would be fully paid and nonassessable.

The Reverse Stock Split would result in some shareholders owning “odd-lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Our Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934. As a result, we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed Reverse Stock Split would not affect the registration of our common stock under the Securities Exchange Act.

Authorized Shares of Stock

The Reverse Stock Split would affect all issued and outstanding shares of Common Stock and outstanding rights to acquire Common Stock. We will not change the number of shares of Common Stock currently authorized.  However, upon the effectiveness of the Reverse Stock Split, the number of authorized shares of Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of Common Stock issued and outstanding as a result of the Reverse Stock Split.

As of September 19, 2013, we had (i) 250,000,000 shares of authorized common stock, no par value per share, of which 43,571,736 shares of common stock were issued and outstanding, and (ii) 1,250,000 shares of authorized preferred stock, no par value per share, none of which are issued and outstanding.

We will reserve for issuance any authorized but unissued shares of common stock that would be made available as a result of the proposed Reverse Stock Split.

We do not have any plans, arrangements or understandings for the remaining portion of the authorized but unissued shares that will be available following the Reverse Stock Split.

Procedure for Effecting the Proposed Stock Split and Exchange of Stock Certificates

If shareholders approve Proposal 1, we will file with the Department of State of the Commonwealth of Pennsylvania the Articles of Amendment to our Fourth Amended and Restated Articles of Incorporation. The Reverse Stock Split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Articles of Amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the Reverse Stock Split.

If the Reverse Stock Split is effected, as soon as practicable thereafter, shareholders will be notified that the Reverse Stock Split has occurred and instructions will be provided regarding what actions, if any, need to be taken at that time.

Registered and Beneficial Shareholders

Upon the effectiveness of the Reverse Stock Split, we intend to treat shareholders holding our common shares in “street name” (that is, held through a bank, broker or other nominee) in the same manner as registered shareholders whose common shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common shares in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split. If you hold your common shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Registered “Book-Entry” Shareholders

Our registered shareholders may hold some or all of their shares electronically in book-entry form. These shareholders will not have stock certificates evidencing their ownership of our common shares. They are, however, provided with a statement reflecting the number of our common shares registered in their accounts.

If you hold registered common shares in book-entry form, you do not need to take any action to receive your post-Reverse Stock Split common shares in registered book-entry form. If you are entitled to post-Reverse Stock Split common shares, a transaction statement will automatically be sent to your address of record as soon as practicable after the effective date of the Reverse Stock Split indicating the number of our common shares you hold.

Registered Certificated Shares

Some registered shareholders hold our common shares in certificate form or a combination of certificate and book-entry form. If any of your common shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the Reverse Stock Split. The Company expects that Registrar and Transfer Company will act as exchange agent for purposes of implementing the exchange of stock certificates. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-Reverse Stock Split of our common shares for a certificate representing the post-Reverse Stock Split shares.

Following the Reverse Stock Split, shareholders holding physical certificates must exchange those certificates for new certificates.

Our transfer agent will advise registered shareholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to shareholders. No new certificates will be issued to a shareholder until the shareholder has surrendered the shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares.

SHAREHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We will not issue fractional shares in connection with the Reverse Stock Split. Instead, shareholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share.

No Appraisal Rights

No appraisal rights are available under the Pennsylvania General Corporation Law, our Articles of Incorporation, as amended, or our Second Amended and Restated Bylaws, as amended (the “Bylaws”) with respect to the Reverse Stock Split. There may exist other rights or actions under state law for shareholders who are aggrieved by Reverse Stock Splits generally.

Accounting Consequences

Our Common Stock would remain unchanged as no par shares after the Reverse Stock Split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the Reverse Stock Split to holders of our shares. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of the Reverse Stock Split to holders may vary depending upon a holder’s particular facts and circumstances.

We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax consequences applicable to them that could result from the Reverse Stock Split.

The receipt of common stock in the Reverse Stock Split should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the common stock received by a holder as a result of the Reverse Stock Split (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing Common Stock exchanged for such stock. A holder’s holding period for the common stock received in the Reverse Stock Split will include the holding period of the common stock exchanged therefor.

Required Vote

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal is required to approve the Reverse Stock Split Amendment. Abstentions and broker non-votes will have the same effect as voting against the proposal. Abstentions and broker non-votes are included in the shares present at the Special Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for purposes of determining whether Proposal 1 is approved.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT AMENDMENT to implement THE reverse stock split within a range from 1-for-3 to 1-for-6 at any time prior to JANUARY 24, 2014, with the exact ratio of the Reverse Stock Split to be determined by the Board of Directors of the Company at its sole discretion. .

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our common stock is the only class of stock entitled to vote at the Special Meeting. Only our shareholders of record as of the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there were         holders of record of our common stock, and we had outstanding                shares of our common stock and each outstanding share is entitled to one (1) vote at the Special Meeting.

Stock ownership of directors and management

The following table sets forth certain information, as of September 19, 2013, with respect to holdings of our common stock by (i) each of our directors and our named executive officers; and (ii) all of our directors and our current executive officers as a group.

Beneficial Ownership of Common Stock
Name	Common Stock Beneficially Owned Excluding Options		Stock Options Exercisable within 60 Days of September 19, 2013	Total Common Stock Beneficially Owned	Percent of Class(1)
Executive officers and directors
Elliot Noss, President and Chief Executive Officer	2,730,058	(2)	531,000	3,261,058	7.4%
Michael Cooperman, Chief Financial Officer	770,325	(3)	466,000	1,236,325	2.8%
David Woroch, Executive Vice-President, Sales and Support	300,000		326,000	626,000	1.4%
Erez Gissin, Director	55,000		115,000	170,000	*
Joichi Ito, Director	25,000		95,000	120,000	*
Allen Karp, Director	97,500		165,000	262,500	*
Lloyd Morrisett, Director	177,500	(4)	185,000	362,500	*
Rawleigh Ralls, Director	4,250,000	(5)	130,000	4,380,000	10.0%
Jeffrey Schwartz, Director	62,500		165,000	227,500	*
All directors and executive officers as a group (11 persons)	8,468,083		2,750,000	11,218,083	24.2%

____________

* Less than 1%

(1)	Based on 43,571,736 shares outstanding as of September 19, 2013, adjusted for shares of common stock beneficially owned but not yet issued.

(2)

Includes an aggregate of 786,883 shares of common stock that are indirectly owned by Mr. Noss. Of these shares, Mr. Noss and his wife share investment and voting power over 90,072 shares held in three RRSP accounts belonging to Mr. Noss’ wife, 589,942 shares held in Mr. Noss’ RRSP accounts and 106,869 shares held by two separate family trusts for which Mr. Noss is the trustee.

(3)	Includes 148,750 shares of common stock that are held in Mr. Cooperman’s RRSP account.

(4)	These shares of common stock are owned jointly by Dr. Morrisett and his wife.

(5)

Includes an aggregate of 4,250,000 shares of common stock that are indirectly owned by Mr. Ralls. Of these shares, 225,000 shares are held in Mr. Ralls’ IRA account, 25,000 shares are held in Mrs. Ralls’ IRA account and 4,000,000 are held by Lacuna Hedge Fund LLLP (“Lacuna Hedge”) and are indirectly owned by Lacuna, LLC (“Lacuna LLC”) and Lacuna Hedge GP LLLP (“Lacuna Hedge GP”). Lacuna LLC is the sole general partner of Lacuna Hedge GP, which is the sole general partner of Lacuna Hedge. Neither Lacuna LLC nor Lacuna Hedge GP directly owns any securities of the Company. Each of Lacuna LLC and Lacuna Hedge GP disclaims beneficial ownership of the shares held by Lacuna Hedge, except to the extent of its pecuniary interest therein. Mr. Ralls is a member of Lacuna LLC. Mr. Ralls disclaims beneficial ownership of the shares held by Lacuna Hedge, except to the extent of his pecuniary interest therein.

Stock ownership of certain beneficial owners

The following table sets forth information with respect to each shareholder known to us to be the beneficial owner of more than 5% of our outstanding common stock as of September 19, 2013.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
Lacuna, LLC 1100 Spruce Street, Suite 202 Boulder, CO 80302	4,000,000	(2)	9.2%

Osmium Partners, LLC 300 Drakes Landing Rd, Suite 172 Greenbrae, CA 94904	2,029,676	(3)	4.7%

Elliot Noss 96 Mowat Avenue Toronto, ON M6K 3M1	3,261,058	(4)	7.4%

(1)	Based on 43,571,736 shares outstanding as of July 15, 2013.

(2)

As disclosed on Form 4, filed with the Securities and Exchange Commission (the “SEC”) on August 20, 2012 by Mr. Ralls. These shares are held by Lacuna Hedge and are indirectly owned by Lacuna LLC and Lacuna Hedge GP. Lacuna LLC serves as the sole general partner of Lacuna Hedge GP, which serves as the sole general partner of Lacuna Hedge. Neither Lacuna LLC nor Lacuna Hedge GP directly owns any securities of the Issuer. Each of Lacuna LLC and Lacuna Hedge GP disclaims beneficial ownership of the securities held by Lacuna Hedge, except to the extent of its pecuniary interest therein. Mr. Ralls is a member of Lacuna LLC. Mr. Ralls disclaims beneficial ownership of the securities held by Lacuna Hedge, except to the extent of his pecuniary interest therein.

(3)

As disclosed on Schedule 13G, filed with the SEC on May 16, 2013 by Mr. John H. Lewis, the controlling member of Osmium Partners, LLC, a Delaware limited liability company (“Osmium Partners”). Osmium Partners serves as the general partner of Osmium Capital, LP, a Delaware limited partnership (the “Fund”) and Osmium Capital II, LP, a Delaware limited partnership (“Fund II”), and Osmium Spartan, LP, a Delaware limited partnership (“Fund III”) (all of the foregoing, collectively, the “Filers”). The Fund, Fund II and Fund III are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments. The Fund, Fund II and Fund III directly own the common shares reported in this proxy statement. Mr. Lewis and Osmium Partners may be deemed to share with the Fund, Fund II and Fund III (and not with any third party) voting and dispositive power with respect to such shares. Each Filer disclaims beneficial ownership with respect to any shares other than the shares owned directly by such Filer.

(4)

As disclosed on Form 4, filed with the SEC on July 9, 2013 by Mr. Noss. These shares include an aggregate of 786,883 shares of common stock that are indirectly owned by Mr. Noss. Of these shares, Mr. Noss and his wife share investment and voting power over 90,072 shares held in three RRSP accounts belonging to Mr. Noss’ wife, 589,942 shares held in Mr. Noss’ RRSP accounts and 106,869 shares held by two separate family trusts for which Mr. Noss is the trustee.

SHAREHOLDERS’ PROPOSALS FOR THE 2014 ANNUAL MEETING

If a shareholder would like to submit a proposal for inclusion in the proxy materials for our annual meeting of shareholders in 2014, the shareholder may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Secretary at Tucows Inc., 96 Mowat Avenue, Toronto, Ontario M6K 3M1, Canada, at any time before April 2, 2014.

If a shareholder would like to present a proposal at the 2014 annual meeting, but do not want to include the proposal in our proxy statement, the shareholder will have to comply with the advance notice procedures set forth in our current Bylaw. The Bylaw require that a shareholder submit a written notice of intent to present such a proposal to our secretary no more than 90 days and no less than 60 days prior to the anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. Therefore, we must receive notice of such proposal for the 2014 annual meeting no earlier than May 9, 2014 and no later than June 8, 2014. If the notice is received before May 9, 2014 or after June 8, 2014, it will be considered untimely and we will not be required to present it at the 2014 annual meeting.

If we do not receive notice by that date, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one (1) copy of our proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of our proxy statement to you if you call or write us at the following address or phone number: 96 Mowat Avenue, Toronto, Ontario, M6K 3M1, Canada (416) 538-5493. If you want to receive separate copies of the proxy statement (and any other documents sent therewith) in the future or if you are receiving multiple copies and would like to receive only one (1) copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.

OTHER MATTERS

The Board is not aware of any matter to be presented for action at the Special Meeting other than the matters referred to above and does not intend to bring any other matters before the Special Meeting. However, if other matters should come before the Special Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

GENERAL

The accompanying proxy is solicited by and on behalf of the Board, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us. Our officers and selected employees may solicit proxies from shareholders. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE OR VOTE VIA TELEPHONE OR THE INTERNET. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors

_________________________
Michael Cooperman Secretary
Toronto, Ontario , 2013

Appendix A

ARTICLES OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

TUCOWS INC.

Tucows Inc., a corporation organized and existing under and by virtue of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), for the purpose of amending its Fourth Amended and Restated Articles of Incorporation pursuant to Sections 1915 and 1916 of the PBCL does hereby certify as follows:

1.     Article 3 of the Fourth Amended and Restated Articles of Incorporation of the Corporation is hereby amended to add the following new subsection E:

“E.     Upon the filing (the “Effective Time”) of this Articles of Amendment pursuant to the Sections 1915 and 1916 of the of the Pennsylvania Business Corporation Law of 1988, as amended, each _________ (__) shares of the Corporation’s common stock, no par value per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of common stock, $0.01 par value per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “reverse stock split”). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the reverse stock split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such reverse stock split.”

2.     The Corporation hereby certifies that the amendment set forth above has been duly adopted by Corporation’s board of directors and shareholders in accordance with the provisions of Sections 1912 and 1914 of the PBCL.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the __th day of ___________, 2013.

TUCOWS INC.

By:	_________________________________
Name: Michael Cooperman
Title: Chief Financial Officer, Treasurer and Secretary

A-1

REVOCABLE PROXY
TUCOWS INC.

YOUR VOTE IS IMPORTANT!
PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1. By Telephone (using a Touch-Tone Phone); or
2. By Internet; or
3. By Mail.

To Vote by Telephone:

Call 1-866-870-4293 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., ____________, 2013.

To Vote by Internet:

Go to https://www.rtcoproxy.com/tcx prior to 3 a.m., ___________, 2013.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

____

____

____

Comments:

____

____

____

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

X PLEASE MARK VOTES AS IN THIS EXAMPLE

The Board of Directors unanimously recommends a vote "FOR" Proposal 1.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the special meeting.

Attendance of the undersigned at the special meeting or at any adjournment thereof, will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at such meeting the intention of the undersigned to revoke said proxy in person. If the undersigned hold(s) any of the shares of Tucows Inc. in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity, as well as individually.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

TUCOWS INC. — SPECIAL MEETING, ____________, 2013

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Call **toll free 1-866-870-4293** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **https://www.rtcoproxy.com/tcx** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

Tucows Inc.

SPECIAL MEETING OF SHAREHOLDERS

______________, 2013

_____ p.m. EST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited by the Board of Directors of Tucows Inc. for the special meeting of shareholders to be held on __________, 2013, at ____ p.m. Local Time at the offices of the company: 96 Mowat Avenue, Toronto, Ontario, M6K 3M1, Canada.

The undersigned having duly received notice of the special meeting and the proxy statement therefore, and revoking all prior proxies, hereby appoints Elliot Noss and Michael Cooperman, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Tucows Inc., upon all subjects that may properly come before the special meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on this card. **The shares represented by this proxy will be voted as directed by the undersigned. If no directions are given, the proxies will be voted in accord with the directors' recommendations on the subjects listed on this card and at their discretion on any other matter that may properly come before the special meeting or any adjournment thereof.**

If you do not sign and return a proxy, or attend the special meeting and vote by ballot, your shares cannot be voted, nor your instructions followed.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

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